HYNES & HOWES INSURANCE COUNSELORS, INC.
                             Statement of Cash Flows
              For the Years Ended September 30, 1997, 1996 and 1995
      Reconciliation of Net Income to Cash Provided by Operating Activities



                                                 Year Ended September 30,
                                          1997              1996           1995

Net Income (Loss)                    $  (4,385)      $   15,397      $   (6,515)
Adjustments to Reconcile Net Income to
   Net Cash Provided (Used) by:
   Gain on Repossession                   (629)               0               0
   Loss on Sale of Real Estate           8,568                0               0
   Discount Allowed on Pay-off of
      Sale of Insurance Agency Contracts     0                0          20,177

         Total Adjustments           $   7,939       $        0      $   20,177

Net Cash Provided (Used) by Operating
   Activities                        $   3,554       $   15,397      $   13,662


Notes to Financial Statements are an integral part of these statements.